Exhibit 99.1
For Immediate Release
May 29, 2026

TNMP Files Comprehensive Rate Settlement

(ALBUQUERQUE, N.M.) – TNMP, the wholly-owned subsidiary of TXNM Energy (NYSE: TXNM) in Texas, filed a comprehensive settlement in its base rate review pending before the Public Utility Commission of Texas (PUCT). The settlement supports TNMP’s continued ability to power growth in Texas with a reliable, resilient grid.

Under the terms of the settlement, TNMP recovers its filed rate base of $2.8 billion as of June 30, 2025, and continues the currently authorized return on equity of 9.65% and 45% equity ratio. Increased operations and maintenance costs that are not recovered through interim capital recovery mechanisms and changes in deferred federal income tax amortizations were partially offset by changes in depreciation rates.

Separate from the base rate request, TNMP would also implement $20.5 million in rate rider recovery associated with Hurricane Beryl restoration costs over a five-year period under the terms of the settlement.

The settlement is subject to approval by the PUCT. Under interim rates, the rates approved under a final order will relate back to May 22, 2026.

Parties joining the settlement include the Staff of the Public Utility Commission of Texas, Alliance of Texas-New Mexico Power Municipalities, Cities Served by Texas-New Mexico Power Company, Data Center Coalition, Hunt Energy Network, Joint Data Center Group, Office of Public Utility Counsel, Texas Competitive Power Advocates, Texas Industrial Energy Consumers, and Walmart. Amazon Data Systems and Texas Energy Association for Marketers do not oppose the stipulation.

The settlement and related filings can be found at: https://www.txnmenergy.com/investors/rates-and-filings/tnmp-puct-filings.aspx.

About TXNM Energy:
TXNM Energy (NYSE: TXNM), an energy holding company based in Albuquerque, New Mexico, delivers energy to more than 800,000 homes and businesses across Texas and New Mexico through its regulated utilities, TNMP and PNM. For more information, visit the company’s website at www.TXNMEnergy.com.

Contacts:
Analysts                        Media
Lisa Goodman                        Corporate Communications
(505) 241-2160                    (505) 241-2743

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for TXNM Energy or TNMP (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies, including the unaudited financial results, earnings guidance, statements regarding the potential transaction between TXNM Energy and Blackstone Infrastructure, including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction and the expected benefits of the potential transaction, rate proceeding outcomes, anticipated benefits of the new transmission line project, and the expected timing of the IRP filing, are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and apply only as of the date of this report. TXNM and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, TXNM and TNMP caution readers not to place undue reliance on these statements. TXNM's and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Form 8-K's with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein and the risks and uncertainties related to the proposed transaction with Blackstone Infrastructure, including, but not limited to: the expected timing and likelihood of completion of the pending transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending transaction that could reduce anticipated benefits or cause the parties to abandon the transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, including in circumstances requiring TXNM Energy to pay a termination fee, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, the outcome of legal proceedings that may be instituted against TXNM Energy, its directors and others related to the proposed transaction, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of TXNM Energy to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally, the amount of costs, fees, charges or expenses resulting from the proposed transaction, and the risk that the price of TXNM Energy’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements.